Exhibit 12.01



                   SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In millions, except ratio)


                                                Six months ended
                                                     June 30,
                                               ------------------
                                               1996          1995
                                               ----          ----


Earnings before income taxes                  $ 740        $  405
                                              -----        ------

Interest expense                                713           688

Portion of rentals deemed
  to be interest                                 29            29
                                             ------        ------

  Total fixed charges                           742           717
                                             ------        ------

Earnings before income taxes and
  fixed charges                              $1,482        $1,122
                                             ======        ======

Ratio of earnings to fixed charges             2.00          1.56
                                             ======        ======